August 26, 1994





AST Research, Inc.
16215 Alton Parkway
Irvine, California 92718

          Re:     Registration Statement on Form S-8
               1994 One-Time Grant Stock Option Plan for Non-Employee Directors

Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by AST Research, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 250,000 shares of the Company's common stock, $.01 par value ("Common Stock"), issuable under the Company's 1994 One-Time Grant Stock Option Plan for Non-Employee Directors (the "Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     It is our opinion:

               1. That stock options, when issued in accordance with the Plan, will be legally issued and binding obligations of the Company.

               2. That 250,000 shares of Common Stock, when issued under the Plan and against full payment in accordance with the respective terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement.

                                  Very truly yours,


                              STRADLING, YOCCA, CARLSON & RAUTH
                              a professional corporation